Exhibit 10.11

EMPLOYMENT AGREEMENT

Paul L. Sturman

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Clover Acquisition Holdings Inc., a Delaware corporation (“Holdings”) and Paul L. Sturman (“Executive”) on September 19, 2017, with the Nature’s Bounty Co., a Delaware corporation (the “Company”) becoming a party hereto on the Effective Date, (Executive, Holdings and the Company, collectively, the “Parties”).

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of July 21, 2017 (as amended, the “Merger Agreement”), by and among Holdings, Clover Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”), Alphabet Holding Company, a Delaware corporation (“Alphabet”) and the other party thereto, provides for the merger of Merger Sub with and into Alphabet, with Alphabet continuing as the surviving entity and as a wholly-owned subsidiary of Holdings (the “Merger”);

WHEREAS, in connection with the Merger, the Company desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement effective as of the date of the consummation of the transactions contemplated by the Merger Agreement (the “Effective Date”); and

WHEREAS, Executive acknowledges that (i) Executive’s employment with the Company will provide Executive with trade secrets of, and confidential information concerning, Clover Parent Holdings GP LLC (“Parent”) and its subsidiaries (collectively, the “Company Group”) and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company Group.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein until such time as either the Company or Executive terminates such employment, subject to and in accordance with the provisions of Section 5 of this Agreement (the “Term”). Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions and directorships, if any, with the Company Group.

2. Position; Duties and Location.

a. Position. During the Term, Executive shall serve as the President and Chief Executive Officer of the Company, reporting exclusively to the Board of Directors of Holdings and the Board of Directors of Parent (each such Board of Directors, collectively, the “Board”). Executive shall serve as a member of the Board, as a member of the Board of Directors of the Company and, if requested by the Board, Executive shall serve as an officer or director of any member of the Company Group, in each case without additional compensation.

b. Duties. Executive shall have the powers, authorities, and duties of management usually vested in the office of president and chief executive officer of an entity of a similar size and nature to the Company. Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly; provided, that, nothing herein shall preclude Executive from (i) continuing to serve as a trustee of the Foundation of Morristown Medical Center and as a member of the board of directors of Tyme Technologies, Inc.; (ii) with the prior written consent of the Board (or, for so long as affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) control the Board and/or own more than fifty (50%) of the voting securities of Parent, with the prior written consent of the KKR members of the Board), serving on the board of directors of other for-profit companies that do not compete with the Company Group; (iii) serving on civic or charitable boards or committees; and (iv) managing personal investments, so long as all such activities described in clauses (i) through (iv) above do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3. Compensation; Equity Participation.

a. Base Salary. During the Term, Executive’s base salary shall be at the rate of $750,000 per annum, payable in regular installments in accordance with the Company’s usual payroll practices. Executive’s annual base salary shall be subject to annual review for increase (but not decrease) by the Board (or a duly authorized committee of the Board) (such annual base salary as may be increased from time to time, the “Base Salary”).

b. Annual Bonus. With respect to each fiscal year of the Company ending during the Term and subject to the achievement of the applicable performance goals based on Company and individual performance, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) under the Company’s bonus plan for senior executives, with a target bonus equal to 100% of the Base Salary (the “Target Bonus”). The applicable performance goals for the Annual Bonus shall be determined by the Board and Executive within the first ninety (90) days of each fiscal year commencing with the fiscal year ending September 2019, and solely with respect to the fiscal year ending September 2018, shall be based on a budgeted EBITDA target established by the Board and Executive within the first ninety (90) days after the Effective Date. Notwithstanding the foregoing, if Executive remains employed by the Company through September 30, 2018, Executive’s Annual Bonus for the Company’s fiscal year ended September 2018 shall in no event be less than 50% of the Target Bonus, and such minimum amount shall be paid on or before December 31, 2018. Except as set forth in the preceding sentence, the Annual Bonus, if any, earned for each fiscal year shall be paid to Executive on a date selected by the Company during the first four (4) months of the fiscal year following the fiscal year to which any Annual Bonus relates, but not later than thirty (30) days following the date on which the Board approves the Company’s audited financial statements for the fiscal year to which any Annual Bonus relates.

c. Investment. Upon the Effective Date, Executive shall purchase not less than 100,000 shares of common stock of Holdings at a purchase price per share equal to $5.00, which is the purchase price per share paid by Parent (the entity through which affiliates of KKR are making their investment in the Company) for its shares of common stock in Holdings in connection with the Merger. In addition, at any time prior to the 90th day following the Effective

Time (and subject to Executive’s continued employment at such time), Executive will be permitted to purchase on one occasion additional shares of common stock of Holdings (such purchases of shares of common stock of Holdings, the “Investment”) at a price per share equal to the higher of $5.00 and the then-current fair market value of a share of Holdings common stock on the date of such purchase. All shares so purchased will be subject to Holdings’ Management Stockholders’ Agreement.

d. Initial Equity Grant. As soon as reasonably practicable following the Effective Date (and subject to the Executive’s continued employment on such date), Executive shall be issued a non-qualified stock option (the “Option”) to purchase that number of shares of common stock of Holdings that represents $12,500,000 of equity dollars at work on the grant date. The Option, and any shares acquired upon the exercise of the Option, will be subject to the terms of Holdings’ Management Stockholders’ Agreement, Holdings’ 2017 Stock Incentive Plan and an option award agreement, substantially in the form attached hereto as Exhibit A, to be entered into by Holdings and Executive and which shall evidence the issuance of the Option.

e. Investment Equity Grant. As soon as reasonably practicable following the date during the 90-day period following the Effective Date on which Executive completes the Investment by purchasing additional shares of Holdings common stock or provides written notice to the Board that he does not intend to purchase any such additional shares (and subject to the Executive’s continued employment on the date of such issuance), Executive shall be issued a non-qualified stock option (the “Investment Option”) to purchase that number of shares of common stock of Holdings that is equal to 1.5x times the number of shares of common stock purchased by Executive pursuant to the Investment. The Investment Option, and any shares acquired upon the exercise of the Investment Option, will be subject to the terms of Holdings’ Management Stockholders’ Agreement, Holdings’ 2017 Stock Incentive Plan and an option award agreement, substantially in the form attached hereto as Exhibit B, to be entered into by Holdings and Executive and which shall evidence the issuance of the Investment Option.

4. Employee Benefits; Vacation; Expense Reimbursement; Indemnification.

a. Employee Benefits. During the Term, Executive shall be able to participate in employee benefit plans and perquisite and fringe benefit programs of the Company on a basis no less favorable than such benefits and perquisites provided by the Company from time to time to the Company’s other senior executives.

b. Vacation. Executive shall be eligible for twenty days of annual vacation in accordance with the Company’s vacation policy as applicable to senior executives of the Company.

c. Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive, including lodging and related expenses associated with working on site at the Company’s current headquarters, (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder.

d. Indemnification; D&O Coverage. The Company Group and their respective successors and/or assigns, will indemnify, defend and hold harmless Executive to the fullest extent permitted by the certificate of incorporation and by-laws of Holdings, as well as terms substantially identical to the terms of any indemnification agreement with any other Board member, with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of any member of the Company Group. In addition, Executive shall be covered as an insured in respect of Executive’s activities as an officer, director of any member of the Company Group by the directors and officers liability policy of the Company. The Company Group’s indemnification and insurance obligations hereunder shall remain in effect following Executive’s termination of employment with the Company Group for any reason.

e. Legal Fees. Following the Effective Date, the Company shall pay (as soon as reasonably practicable following the Company’s receipt of an invoice from Executive), to the extent permitted by law, all reasonable legal fees and expenses for advice and representation that Executive reasonably incurred as a result of evaluating and negotiating the terms of this Agreement (and the other documents referenced herein); provided, that the Company will not reimburse any amount in excess of $35,000.

5. Termination of Employment. The Term and Executive’s employment hereunder may be terminated under the following circumstances:

a. Death. The Term and Executive’s employment hereunder shall terminate upon Executive’s death. Upon the termination of the Term and Executive’s employment hereunder as a result of this Section 5(a), Executive’s estate shall receive (i) any unpaid Base Salary accrued through the date of termination, (ii) any accrued but unpaid vacation pay, (iii) any vested or accrued benefits provided for under the applicable terms of applicable Company employee benefit plans or arrangements in accordance with such terms, (iv) any unreimbursed expenses in accordance with Section 4(c), and (v) any earned but unpaid Annual Bonus for any fiscal year preceding the fiscal year in which the termination occurs, in each case, paid to Executive within fifteen (15) days following the date of termination (such amounts, and the applicable terms of payment, are hereafter referred to as the “Accrued Amounts”).

b. Disability. The Company may terminate the Term and Executive’s employment hereunder for Disability. “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his position (with or without reasonable accommodation) for a period of 90 consecutive days or for 180 days during any 365 day period. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether Executive has incurred a Disability; and (ii) agrees to furnish such medical information as may be reasonably requested. Upon any termination of the Term and Executive’s employment hereunder pursuant to this Section 5(b), Executive shall receive the Accrued Amounts.

c. Termination for Cause; Voluntary Termination.

At any time during the Term, (i) the Company may terminate the Term and Executive’s employment hereunder for Cause; and (ii) Executive may terminate the Term and Executive’s employment hereunder “voluntarily” (that is, other than by death, Disability or for Good Reason, in accordance with Section 5(a), 5(b) or 5(d), respectively); provided, that Executive will be required to give the Company at least sixty (60) days’ advance written notice of any such termination. Any decision by the Company to terminate Executive for Cause shall be made by the full Board at an in-person meeting after (x) the Board provides Executive with a reasonably detailed written explanation of its intent to terminate for Cause, (y) Executive has been given a reasonable opportunity to be heard in person (with counsel to Executive present, if he so chooses) by the Board at a duly-scheduled Board meeting and the Board makes reasonable effort to and takes a reasonable amount of time to consider the matter, and (z) the Company shall have given Executive not less than five (5) business days advance written notice of such Board meeting which notice shall clearly indicate that the Board will consider a termination of Executive’s employment for Cause at such meeting and reasonable detail of the facts and circumstances pursuant to Section 5(e). Upon the termination of the Agreement and Executive’s employment hereunder pursuant to this Section 5(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the Accrued Amounts.

“Cause” shall mean Executive’s: (A) material misconduct, gross negligence, or a material violation of any written policies of the Company Group that are applicable to Executive and have been provided or made available to Executive in advance of such violation, or willful and deliberate non-performance of duty by Executive in connection with the business affairs of the Company Group, including the refusal or willful failure by Executive to follow the reasonable and lawful directives of the Board; (B) conviction of or entering of a plea of guilty or nolo contendere to any felony; (C) engagement in any other act of fraud, intentional misrepresentation or intentional dishonesty, moral turpitude, illegality or harassment which (x) materially adversely affects the business or the reputation of the Company Group with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom the Company Group does or is attempting to do business or (y) exposes the Company Group to an imminent risk of civil or criminal legal damages, liabilities or penalties; (D) material breach of this Agreement or any other agreement to which Executive is a party with any member of the Company Group (including any breach of any restrictive covenants between the Company Group and Executive); or (E) unlawful use (including being under the influence) or possession of illegal drugs that has the effect of injuring the interest, business or reputation of the Company Group; provided, that, with respect to clauses (A), (C), (D) or (E) of this definition, to the extent curable (as determined in the reasonable good faith judgment of the Board), Executive fails to cure the circumstances alleged to constitute Cause to the reasonable satisfaction of the Board within twenty (20) days after written notice from the Board containing the information described in the first paragraph of this Section 5(c).

d. Termination for Good Reason or Without Cause.

i. At any time during the Term, (A) Executive may terminate the Term and Executive’s employment hereunder for Good Reason; and (B) the Company may terminate the Term and Executive’s employment hereunder without Cause (that is, other than by death, Disability or for Cause, in accordance with Section 5(a), 5(b) or 5(c), respectively). Upon the termination of the Term and Executive’s employment hereunder pursuant to this Section 5(d), Executive shall receive the Accrued Amounts. In addition, subject to Executive’s continued

material compliance with the provisions of Sections 6, 7, 8 and 11(m) of this Agreement and Executive’s execution, delivery and non-revocation of an effective release of claims against the Company Group substantially in the form attached hereto as Exhibit C (the “Release”), which Release must be executed (and not revoked) by Executive within sixty (60) days following the date of Executive’s termination (the “Release Period”), Executive shall be entitled to (x) cash severance (the “Severance Payment”) equal to two times (2.0x) the sum of the Base Salary plus the Target Bonus, which Severance Payment shall be payable in accordance with the Company’s usual payroll practices in equal installments over the twenty-four (24) period following the date of termination, with the first such installment to be paid on the first payroll date after the release becomes effective; and (y) if Executive and any of Executive’s eligible dependents, in each case, who participate in the Company’s medical, dental, vision and prescription drug plans as of the date of termination, timely elect COBRA coverage under such plans, the Company shall pay directly, or reimburse Executive for, a portion of such COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of twenty-four (24) months following the date of termination; provided, that if and to the extent that any benefit described in this clause (y) is not or cannot be paid or provided under any Company plan or program without adverse tax consequences to the Company, then the Company shall pay Executive a monthly payment in an amount equal to the Company’s cost of providing such benefit. The reimbursement of such premiums (or the monthly payment, if applicable) provided under clause (y) of this Section 5(d) shall cease to be effective as of the date Executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer with respect to the corresponding benefit provided hereunder.

ii. 409A Compliance. Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Release Period spans two (2) calendar years, the Severance Payment shall commence on the first regularly scheduled payroll date that occurs in the second calendar year (and, the first installment of the Severance Payment shall include all installment payments that would otherwise have been paid prior to such date).

iii. Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s written consent, of any of the following events: (i) a material diminution in the Base Salary or Target Bonus; (ii) a material diminution in Executive’s authority, duties, titles, responsibilities or reporting requirements, which would cause Executive’s position to become one of lesser responsibility, importance, or scope; provided, that a reduction in Executive’s authority, duties, titles, responsibilities or reporting requirements solely by virtue of the Company Group being acquired by, and made part of, a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when Executive remains the Chief Executive Officer of the Company (or the head of the business unit containing the Company) following a Change in Control (as defined in Holdings’ Management Stockholders’ Agreement) where the Company becomes a wholly owned subsidiary or business unit of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (iii) the relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s immediately preceding principal place of employment; (iv) the Company Group’s material breach of any provision of this Agreement or any other agreement to which Executive is a party with any member of the Company Group; (v) a material diminution in Executive’s budget authority; (vi) the Company’s material breach of this Agreement or any other agreement with Executive; or (vii) the failure of the Company to nominate Executive to the Board; provided, that Executive provides written notice to the Company of the existence of any such condition within sixty (60) days of the initial existence of such condition and the Company fails to remedy the condition within twenty (20) days of receipt of such notice (the “Cure Period”); provided, further, that Executive must actually terminate employment no later than thirty (30) days following the end of such Cure Period, if the Good Reason condition remains uncured.

e. Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other Party in accordance with Section 11(e) hereof (or, if termination is for Cause, following a Board meeting as described in Section 5(c)). Such notice (or, if termination is for Cause, the notice provided in advance of the Board meeting) shall indicate the specific termination provision in this Agreement being relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

6. Non-Competition; Non-Solicitation; No Hire. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:

a. Non-Competition. During Executive’s employment with the Company Group and during the “Restricted Period” (as defined below), Executive shall not, directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equityholder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any “Competing Business” (as defined below) as of the date of Executive’s termination (including, without limitation, a business in which the Company Group has specific and documented plans to engage in the future if Executive is aware of such planning as of the date of termination); provided, that nothing herein shall prohibit Executive from investing in mutual funds and stocks, bonds, or other securities in any business if such stocks, bonds, or other securities are listed on any securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, two percent (2%) of the issued and outstanding capital stock or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding.

b. Non-Solicitation of Business Relationships. During Executive’s employment with the Company Group and during the Restricted Period, except in the good faith performance of his duties, Executive shall not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit, or assist in soliciting, in competition with the Company Group, the business of any then current customer, supplier or other business relation of the Company Group in order to induce such Person to cease doing business with, or reduce the amount of business conducted with, the Company Group, or any way negatively interfere with the relationship between any then current customer, supplier, or other business relation of the Company Group:

i. with whom Executive had personal contact or dealings on behalf of the Company Group during the six (6) month period preceding Executive’s termination of employment;

ii. about whom Executive had knowledge of any of the Company Group’s plans with respect to such Person; or

iii. for whom Executive had direct or indirect responsibility during the six (6) month immediately preceding Executive’s termination of employment.

c. Non-Solicitation of Employees/Contractors; No-Hire. During the Restricted Period, Executive shall not, without the prior written consent of the Company, whether on Executive’s own behalf or on behalf of or in conjunction with any Person:

i. directly or indirectly solicit, induce or encourage any employee of the Company Group to leave the employment of the Company Group;

ii. directly or indirectly, solicit, induce or encourage to cease to work with the Company Group any independent contractor, consultant or partner then under exclusive contract with the Company Group; or

iii. directly hire any employee who was a direct report of Executive and (A) was employed by the Company Group as of the date of Executive’s termination of employment with the Company Group or (B) who left the employment of the Company Group during the period commencing six (6) months prior to the termination of Executive’s employment with the Company Group, and ending six (6) months following the date of such termination;

provided, that clauses (i), (ii) and (iii) above shall not be violated by general solicitation not targeted at the prohibited group or by Executive serving as a reference upon request.

d. For purposes of this Agreement:

i. “Competing Business” means each of the companies listed on Exhibit D hereto; provided, that any non-competitive division or subsidiary of any company (that is a conglomerate) listed in Exhibit D shall not be considered a Competing Business.

ii. “Restricted Period” means the eighteen (18) month period following the date of the termination of Executive’s employment for any reason.

7. Confidentiality; Intellectual Property.

a. Confidentiality.

i. Executive shall not, at any time (whether during or after Executive’s employment with the Company Group), (A) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company Group); or (B) except in the course of Executive’s good faith performance of his job duties and responsibilities with the Company, disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers), any non-public, proprietary or confidential information – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

ii. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made legitimately available to Executive by a third party without the breach of any confidentiality obligation; or (C) required by law or legal process to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment (at no cost to Executive).

iii. Upon termination of Executive’s employment with the Company Group for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; (B) make reasonable efforts to promptly destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) that to the best of Executive’s knowledge are in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company Group, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive may retain his address book (or other form of contact information) to the extent it does not contain Confidential Information, as well as materials relating to Executive’s relationship with the Company and the termination thereof; and (C) notify and reasonably cooperate with the Company (as reasonably requested by the Company) regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

iv. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without the prior written consent of the Company’s General Counsel.

b. Intellectual Property.

i. If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

ii. Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

iii. Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential or proprietary information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

iv. Executive agrees, and is hereby notified, that this Section 7(b) does not apply to any Company Works for which no equipment, supplies, facility, or trade secret information of the Company Group’s was used, which was developed entirely on Executive’s own time, and (a) which does not relate: (i) directly to the Company Group’s business; or (ii) to the Company Group’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Executive for the Company Group.

8. Non-Disparagement. Following the termination of Executive’s employment with the Company Group for any reason:

a. Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person.

b. The Company hereby agrees that the members of the Board and the executive officers of the Company Group shall not defame or disparage Executive in any medium to any person.

c. Notwithstanding the preceding, Executive and the members of the Board and the executive officers of the Company Group may confer in confidence with their respective legal representatives and make truthful statements as required by law or legal process, to enforce this Agreement and/or to perform in good faith their respective duties to the Company Group.

9. Restrictive Covenants Generally. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 6, 7, and 8 to be reasonable (the “Covenants”) if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictions contained in Sections 6 and 7 supersede all prior agreements between Executive and the Company (or any predecessor) on the same subjects.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of a material breach of any of the Covenants, in addition to any remedies at law, the Company shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, in the case of a breach or threatened breach of any of the Covenants, seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, that in the event a court of competent jurisdiction issues a final judgment (not subject to appeal) or a final arbitration award or decision is issued that Executive did not materially breach any of the Covenants (or any other restrictive covenant to which Executive is subject in any other agreement with any member of the Company Group), the Company shall be required to pay Executive any payments or benefits that the Company had previously withheld either pursuant to this Section 10 or because Executive was terminated for Cause if such termination was solely the result of such an alleged Covenant (or other restrictive covenant) breach.

11. Miscellaneous.

a. Executive’s Representations. Executive hereby represents and warrants to the Company that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person or entity. Executive further represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any previous employer or other person or entity which would be violated or otherwise interfere in any material respect with the performance of his duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company Group in connection with the performance of his duties hereunder, except with valid written consent of such other person or party.

b. Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.

c. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by any Party of any breach of any other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

d. Successors and Assigns.

i. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

ii. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 11(d)(iii), shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).

iii. The Agreement shall be assignable by the Company to, and only to (A) any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or (B) if Executive is performing substantial services for a subsidiary of the Company and all or substantially all of the business or assets of such subsidiary are sold to an unaffiliated third party, to the subsidiary of the Company being sold or to the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such subsidiary, with such assignment to be effective upon the consummation of such sale. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such subsidiary or successors aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

e. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.

If to Executive, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

The Nature’s Bounty Co.

2100 Smithtown Avenue

Ronkonkoma, NY 11779

Attention: General Counsel

If to Holdings, to:

Clover Acquisition Holdings Inc.

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Facsimile: (212) 750-0003

Attention: David Sorkin, Esq.

and

If to the Company and/or Management Holdings, to:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, California 94025

Facsimile: (650) 233-6553

Attention: Felix Gernburd

With a copy, which shall not constitute notice, to:

Simpson, Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Tristan Brown

Facsimile No.: (650) 251-5002

f. GOVERNING LAW; CONSENT TO JURISDICTION; JURY TRIAL WAIVER. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

g. Compliance with Code Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), which initial payment will include the payments and benefits that would have been paid to Executive during such six (6) month period but for the delay required by Section 409A of the Code; and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 11(g) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 11(g) without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 11(g); provided, that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A of the Code, Executive’s right to receive any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (B) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

h. Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

i. Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.

j. Entire Agreement; Effectiveness of Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof. To the extent of any inconsistency between this Agreement and any option agreement with Executive, the 2017 Stock Incentive Plan and, only with respect to Section 17 thereof, the Management Stockholders’ Agreement, the terms of this Agreement shall govern unless otherwise explicitly agreed in writing by any member of the Company Group and Executive. Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the Effective Date. If the Effective Date does not occur, then this Agreement shall be of no force or effect. Holdings shall cause the Company to become a Party to this Agreement on the Effective Date.

k. Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

l. Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

m. Cooperation. During the Term and at any time thereafter, Executive agrees to reasonably cooperate (with due regard given to Executive’s other commitments), (i) with the Company in the defense of any legal matter not adverse to Executive and involving any matter that arose during Executive’s employment with the Company or any other member of the Company Group; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to Executive’s employment period and not adverse to Executive. The Company will reimburse Executive for any reasonable travel and out-of-pocket costs and expenses incurred by Executive in providing such cooperation.

n. Survival. Sections 4(d), 5, 6, 7, 8, 9, 10 and 11(b) though (h), (j), (k), and (m) shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or of Executive’s employment with the Company or any other member of the Company Group.

o. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written in the case of Executive and Holdings and as of the Effective Date in the case of the Company.

THE NATURE’S BOUNTY CO.

By:	/s/ Felix Gernburd
Name: Felix Gernburd
Title: Authorized Signatory

CLOVER ACQUISITION HOLDINGS INC.

By:	/s/ Felix Gernburd
Name: Felix Gernburd
Title: Secretary

EXECUTIVE

/s/ Paul L. Sturman
Paul L. Sturman

[Signature Page to Sturman Employment Agreement]

EXHIBIT C

GENERAL RELEASE

THIS GENERAL RELEASE, dated as of [_____ ], 20__ (this “Agreement”), is entered into by and between Paul L. Sturman (“Executive”) and the Nature’s Bounty Co., a Delaware corporation, (the “Company”).

WHEREAS, Executive is currently employed by the Company; and

WHEREAS, Executive’s employment with the Company will terminate effective as of [ _____ ], 20__.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:

1. Executive shall be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of Section 5(d)(i) of the employment agreement by and among Executive, the Company and Clover Acquisition Holdings Inc., a Delaware corporation (“Holdings”), dated as of September 19, 2017 (the “Employment Agreement”); provided, that no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below.

2. Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company, Holdings, and any of their respective subsidiaries or affiliates (together, the “Company Group”), both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, and the Worker Adjustment and Retraining Notification Act of 1988, all as amended; and all other applicable federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided, that Executive does not waive or release Claims (i) with respect to claims arising from any breach by the Company Group of this Agreement or Executive’s right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company Group; (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan or any bonus plan or policy of the Company Group; (iii) any rights to indemnification (including the advancement of legal fees) or expense reimbursement under the Employment Agreement, any agreement between Executive and any member of the Company Group or the limited liability company agreement or other organization document of any member of the Company Group, or pursuant to any director’s and officer’s liability insurance policy, in the future or previously in force; (iv) rights of Executive for expense reimbursement from the Company; (v) any rights Executive may have to workers’ compensation benefits or to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985; (vi) any right of Executive in his capacity as an equityholder of Holdings’ securities; or (vii) claims that may not be waived by law and any claims arising after the date this Agreement is signed. For the avoidance of doubt, the Claims released or waived pursuant to this paragraph shall not be deemed to relate to or include the rights and coverage of Executive under any directors and officers and other such insurance policies of any member of the Company Group.

THIS MEANS THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT, EXCEPT WITH RESPECT TO ANY CLAIM NOT WAIVED OR RELEASED AS CONTEMPLATED BY THE PRECEDING PARAGRAPH. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS AGREEMENT SHALL PREVENT EXECUTIVE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST ANY MEMBER OF THE COMPANY GROUP BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

3. Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of this Agreement and, to the extent he has not used the entire 21-day period prior to executing this Agreement, Executive does hereby knowingly and voluntarily waive the remainder of said 21-day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

5. In consideration of Executive’s execution of this Agreement, the Company, for and on behalf of itself, each of the other members of the Company Group and their respective successors and assigns (Collectively, the “Company Releasing Parties”), hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, or his serving in any capacity in respect of, any member of the Company Group, in law or in equity, which any Company Releasing Party may now have or ever had against Executive. By signing the Agreement, the Company acknowledges that it intends to waive and release any rights the Company Releasing Parties may have against the Executive under any laws; provided, that the Company does not waive or release (i) claims with respect to the right to enforce this Agreement, any surviving provision of the Employment Agreement, Holdings’ Management Stockholders’ Agreement, Holdings’ 2017 Stock Incentive Plan, any equity-based agreements between Holdings or any member of the Company Group and Executive or any indemnification agreement entered into between the Company or any member of the Company Group and Executive; or (ii) any claims, demands, rights, judgments, defenses, actions, charges or causes of action which are based upon (x) any acts or omissions of Executive that involve fraud, breach of fiduciary duty, gross negligence or intentional misconduct or arise out of facts that constitute a violation of criminal laws; (y) cross-claims against Executive in any shareholder derivative lawsuit; or (z) any rights of the Company Group arising under the Sarbanes-Oxley Act of 2002.

6. Each party and its counsel have reviewed this Agreement and has been provided the opportunity to review this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

[Signature Page to General Release Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE NATURE’S BOUNTY CO.

By:
Name:
Title:

EXECUTIVE

Paul L. Sturman

[Signature Page to General Release]

EXHIBIT D

LIST OF COMPETITIVE BUSINESSES

D-1